Exhibit 99.1
Contact: Robert B. Nolen, Jr.
President and Chief
Executive Officer
(205) 221-4111
PINNACLE BANCSHARES ANNOUNCES RESULTS FOR
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006
     Jasper, Alabama (March 27, 2007) — Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle’s results of operations for the fourth quarter and year ended December 31, 2006.
     For the year ended December 31, 2006, net income was $1,351,000, compared with net income of $1,517,000 in the prior year. Net interest income after the provision for loan losses for the year ended December 31, 2006, was $6,138,000, compared with $6,267,000 in the prior year.
     For the three months ended December 31, 2006, net income was $359,000, compared with net income of $322,000 for the three months ended December 31, 2005. Net interest income after the provision for loan losses for the three months ended December 31, 2006, was $1,593,000 compared with $1,570,000 in the same period last year.
     Basic and diluted earnings were $0.90 per share and $0.89 per share, respectively, for the year ended December 31, 2006. In 2005, basic and diluted earnings were $0.98 per share and $0.96 per share, respectively. For the three months ended December 31, 2006, basic and diluted earnings were each $0.24 per share. For the same period last year, basic and diluted earnings were each $0.21 per share.
     For the year ended December 31, 2006, the Company’s interest income was $13,265,000, compared to $11,560,000 for the year ended December 31, 2005, an increase of 14.7%. However, for the year ended December 31, 2006, the Company’s interest expense on deposits and borrowed funds was $6,469,000, compared to $4,520,000 for the year ended December 31, 2005, an increase of 43.1%. As a result, the Company’s net interest margin was 3.20% for the year ended December 31, 2006, compared to 3.43% for the year ended December 31, 2005.
     Mr. Nolen observed: “A flattening, and ultimately inverting, of the yield curve compressed our net interest margin during 2006. We anticipate that a flat-to-inverted yield curve and a competitive deposit rate environment will continue to exert pressure on our net interest margin in 2007.”
     Mr. Nolen further noted that deposits grew 7.28% in 2006, to $206,570,000 at December 31, 2006. The loan portfolio continues to shift away from permanent residential mortgages which represented approximately 26% of the loan portfolio at December 31, 2006. Also, the Company’s exposure to losses from subprime loans is very low.
     In recent years, the Company has expanded its operations in the Birmingham, Alabama metropolitan area. A new full-service branch office in Gardendale, Alabama was opened in August 2006. Additional annual expenses associated with the new branch and additional commercial lending personnel were approximately $300,000 in 2006. The Company currently intends to expand further in the Birmingham market and other markets contiguous with the Company’s current market area as appropriate opportunities become available.

     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pinnacle’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.
     Pinnacle Bancshares, Inc.’s wholly owned subsidiary Pinnacle Bank has seven offices located in central and northwest Alabama.

PINNACLE BANCSHARES, INC.
Unaudited Financial Highlights

	Three Months Ended December 31,
	2006	2005
Net income	$359,000	$322,000
Basic earnings per share	$0.24	$0.21
Diluted earnings per share	$0.24	$0.21
Performance ratios (annualized):
Return on average assets	0.62%	0.59%
Return on average equity	7.50%	6.70%
Interest rate spread	3.01%	3.26%
Net interest margin	3.05%	3.37%
Operating cost to assets	2.58%	2.63%
Weighted average basic shares outstanding	1,464,538	1,543,026
Weighted average diluted shares outstanding	1,470,285	1,570,469
Dividends per share	$0.11	$0.11
Provision for loan losses	$22,000	$135,000

	Year Ended December 31,
	2006	2005
Net income	$1,351,000	$1,517,000
Basic earnings per share	$0.90	$0.98
Diluted earnings per share	$0.89	$0.96
Performance ratios:
Return on average assets	0.60%	0.70%
Return on average equity	7.17%	7.77%
Interest rate spread	3.10%	3.37%
Net interest margin	3.20%	3.43%
Operating cost to assets	2.70%	2.71%
Weighted average basic shares outstanding	1,493,234	1,547,381
Weighted average diluted shares outstanding	1,510,053	1,576,041
Dividends per share	$0.44	$0.44
Provision for loan losses	$405,000	$575,000

	December 31,
	2006	2005
Total assets	$232,234,000	$220,249,000
Loans receivable, net	$113,490,000	$106,256,000
Deposits	$206,570,000	$192,552,000
Total stockholders’ equity	$19,406,000	$19,410,000
Book value per share	$13.00	$12.54
Stockholders’ equity to assets ratio	8.36%	8.81%
Asset quality ratios:
Nonperforming loans as a percent of total loans	0.37%	0.22%
Nonperforming assets as a percent of total assets	0.27%	0.28%
Allowance for loan losses as a percent of total loans	1.20%	1.28%
Allowance for loan losses as a percent of nonperforming loans	329.05%	586.02%
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